Exhibit No. 99.2

Armstrong Director Responsibilities

and Qualifications

The following summary of director responsibilities and qualifications is drawn from Armstrong’s Corporate Governance Principles. Please refer to that document for a fuller discussion of these subjects. Every director candidate is evaluated on these requirements.

Director Responsibilities

The Board of Directors derives its authority from the corporate law of the Commonwealth of Pennsylvania, the Company’s Articles of Incorporation, its Bylaws, and relevant corporate governance agreements, if any. It is governed by those authorities and by Armstrong’s Corporate Governance Principles. The board acts in the best interest of the Company. The board’s basic duties are to select the Chief Executive Officer, advise the CEO on selection of other senior management, act as an advisor to management generally, and monitor and evaluate management’s performance. Management is responsible for conducting the Company’s business and operations in the normal course.

The board is the ultimate decision-making body of the Company on major strategic issues, except with respect to matters reserved or recommended to the shareholders.

The Board of Directors is responsible for:

•	Identifying qualified candidates and filling vacancies on the board.

•	Recommending director nominees to the stockholders for election to the board.

•	Selecting, monitoring, evaluating, compensating and, if necessary, replacing the Chief Executive Officer, and ensuring that meaningful and effective management development and succession plans are maintained.

•	Overseeing compliance with laws, and that the ethical culture of the Company is maintained.

•	Ensuring that major risks are appraised, and assessing the Company’s risk management and control procedures.

•	Reviewing and approving management’s strategic and business plans and monitoring performance.

•	Reviewing and approving financial plans, objectives, and actions such as significant equity investments and capital expenditures.

•	Approving the Company’s dividend policy and declaring dividends.

•	Assessing its own effectiveness.

The board is also responsible for ensuring that Armstrong’s Operating Principles, Corporate Governance Principles and ethical business standards are upheld, and approving and monitoring strategic direction and business achievements. These responsibilities are carried out in the context of the board’s core functions of selecting, monitoring, counseling and evaluating management and overseeing the integrity and candor of financial reports.

More than anything else, corporate responsibility and governance requires leadership from people of integrity and diligence who subscribe to Armstrong’s ethical culture. The Company is committed to recruiting directors with these personal qualities. In addition, directors should have demonstrated a record of leadership, integrity and academic and business achievements. As a general rule, directors should have demonstrated substantial business achievements that have bearing on the responsibilities of the board and the business of the Company. Nonetheless, occasionally experience in other settings can also be beneficial to service on the board.

Director Qualifications

It is the Company’s policy that the board of directors be composed of a substantial majority of independent, non-employee directors. The number of directors is set as prescribed in the Company’s Bylaws. Generally the number is between nine and eleven. A board of this size helps promote effective discussion and decision making, while providing a sufficient number of independent directors to serve on its three permanent committees, as required by SEC and stock exchange standards.

The Nominating Committee reviews the eligibility and qualifications of director candidates for election and reelection. The Committee recommends candidates to the board to nominate for election by the shareholders, or for the board to directly elect to fill board vacancies.

Five essential qualifications for all Armstrong directors are:

•	Integrity,

•	Independence from conflicts that would compromise their business judgment,

•	Knowledge or experience relevant to the Company’s business,

•	Diligence in fulfilling his/her director responsibilities, and

•	Ability to be effective in working with other directors and management.

Directors are measured against these qualitative standards as well as those spelled out in Armstrong’s “Position Description for an Armstrong Director”.

From time to time, the Nominating Committee also establishes specific qualifications for particular openings on the board, based upon the then-current needs of the board and its committees.

The board as a whole is constituted to be strong in its collective knowledge of accounting and finance, management and leadership, vision and strategy, business operations, business judgment, crisis management, risk assessment, industry knowledge, corporate governance, and global markets.

Generally, an outside director plans to serve for up to 12 years, or until the end of the director’s term following his or her 70th birthday, if that comes first. Thereafter, service is only upon request of the Governance Committee.

Director Independence Qualifications

The independence of director candidates and the possibility of conflicting interests must be evaluated to maintain compliance with various regulatory and listing requirements as well as with Armstrong’s Corporate Governance Principles. For purposes of evaluating the independence of directors and director candidates, the board considers the circumstances of each person. Applicable SEC and stock exchange standards of independence and competence are followed. In addition, the board may not consider persons in the following circumstances as independent due to the strong potential for conflict:

•	A person who has been an officer or employee of the Company within the past five years.

•	A person with a material personal or business relationship with Armstrong apart from their directorship.

•	An individual who consults with, is retained by, or receives anything of substantial value from Armstrong aside from compensation as a director.

•	A person who has an immediate family member or significant business interest with a material personal or business relationship with the Company.

•	An executive of another company where the Armstrong Chairman, Chief Executive Officer, or other senior manager serves on the board.

All material commercial, personal and charitable relationships of a director or director candidate with outside organizations must be candidly disclosed for evaluation. All commercial and charitable relationships with outside organizations must be fully disclosed by the candidate so they can be considered in evaluating the candidate’s independence and suitability.

Other Directorships; Adequate Opportunity for Diligence

Directors limit their directorships of other public companies in order to provide sufficient time for informed participation in their board responsibilities. Directors with full-time employment limit themselves to two other corporate boards; other directors limit themselves to four others. The Nominating Committee is notified of the intention of directors and the Chief Executive Officer and other senior managers to serve on another board, and the committee reviews the possibility for conflicts of interest or time constraints.

Director candidates must verify that their schedules permit them to attend board, committee and shareholder meetings, and fulfill other director responsibilities such as attending director education functions and plant visits.

Director Knowledge or Experience Qualifications

All director candidates are evaluated based on the five essential qualifications for Armstrong directors discussed above. In addition, from time to time the Nominating Committee will assess the Board’s needs for specific knowledge or experience. As provided in Armstrong’s Corporate Governance Principles, each director must possess sufficient knowledge or experience relevant to the Company’s business in order to contribute to its deliberations and help effectively fulfill the Board’s overall responsibilities. In this context, experienced candidates who have served on the boards or as part of senior management of other public companies are generally preferred. Specific needs for talent or experience, for example on a particular Board committee, may dictate the focus of director search activities at any particular time. In those cases, a candidate’s qualifications will also be evaluated in light of the particular experience or knowledge the candidate would bring to the board.

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